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                                                                    Exhibit 10.8



  TERMS OF METAL MANAGEMENT, INC. FISCAL 2005 RONA INCENTIVE COMPENSATION PLAN
                        APPLICABLE TO EXECUTIVE OFFICERS

PURPOSE

The objective of the Plan is to maintain flexibility in the determination of individual awards while providing guidelines for senior managers that are financially sound and practical.

As in prior fiscal years, the Plan will measure performance based on return on net assets ("RONA"), with several important modifications that are described herein.

ADMINISTRATION

The Plan is administered by the Compensation Committee of the Board of Directors (the "Compensation Committee"). The Compensation Committee consists of members of the Board who are not employees and who are not eligible for participation in this Plan. Awards under the Plan will be made, at the discretion of the Compensation Committee, in the form of a cash bonus, stock options and restricted stock, or any combination thereof.

The Compensation Committee may establish such rules and regulations, as it deems necessary for the Plan and its interpretation. The Compensation Committee may delegate some or all of its administrative powers and responsibilities under the Plan to the Chief Executive Officer or the Chief Operating Officer for employees other than any 'covered employee' (as defined in Section 162(m) of the Internal Revenue Code of 1986).

ELIGIBILITY

Employees must be actively employed by the Company at the end of the fiscal year, March 31, 2005 to be eligible for participation in the Plan.

                                                      BONUSES AS % OF BASE SALARY PAID IN FISCAL YEAR
                                                      ------------------------------------------------
          JOB CATEGORY                                THRESHOLD             TARGET             MAXIMUM
---------------------------------------               ---------             ------             -------
SENIOR MANAGEMENT

  Chief Executive Officer                                50%                 100%                200%
  CFO                                                    25%                 50%                 100%
  Other Senior Corporate Executives                      25%                 50%                 75%




In the event an employee changes Job Category Positions during the fiscal year, either upwards or downwards, their bonus distribution will be based upon a pro-rata amount earned at each position. The determination of the exact date of change will be based on the effective date of the position change in payroll, and require formal approval by the CEO.

The Threshold level indicates the minimum acceptable performance level that will generate a bonus award that is equal to 100% of the threshold payouts. If RONA performance falls below this level but is equal to or greater than 80% of Threshold, then bonus compensation will be earned subject to a stair step scale as described below. No bonuses will be paid if EBITDA falls below 80% of threshold level EBITDA. The maximum level indicates the


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highest level of performance that will result in increased awards. Additional performance above the maximum level will not generate awards above the maximum.

COMPENSATION COMMITTEE DISCRETION

When the Compensation Committee determines RONA performance, they may exclude any or all "extraordinary items" as determined under U.S. generally accepted accounting principles and any other unusual or non-recurring items, including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, and the cumulative effects of accounting changes. The Compensation Committee also may adjust RONA performance and Adjusted Enterprise Value (as defined below) for the year as it deems equitable in recognition of unusual or non-recurring events affecting the Company, region or business unit (including, without limitation, mergers, acquisitions and divestitures); changes in applicable tax laws or accounting principles; or such other factors as the Compensation Committee may determine (including, without limitation, any adjustments that would result in the Company paying non-deductible compensation to a covered employee).

The Compensation Committee, in its discretion and for reasons sufficient to the Compensation Committee, may reduce the bonus award payable to any participant, or any number of participants, upon his or her achievement of Threshold, Target or Maximum level; provided, however, the Compensation Committee may not reduce the bonus award payable to a participant below that which would be payable at the Threshold level, unless the Compensation Committee determines, in its discretion, that the participant has (i) failed to satisfactorily perform his or her duties and responsibilities, (ii) violated in some material respect written Company policies or procedures, (iii) engaged in fraud or conduct resulting or intending to result directly or indirectly in gain or personal enrichment for the participant at the Company's expense, or (iv) otherwise acted, or failed to act, in a manner that warrants forfeiting all or a part of his or her bonus.



PERFORMANCE MEASURE

The CEO, the CFO and other senior corporate executives will be evaluated based on 100% of the Company's performance.


CONDITIONS UNDERLYING THE RONA PROGRAM FOR FISCAL 2005

The RONA Plan as adopted for Fiscal 2005 incorporates a mechanism in which the participants in the program begin to earn compensation at 80% of Threshold EBITDA. The awards will begin to be earned in an amount equal to 50% of the amounts payable under the payouts at the Threshold level so long as EBITDA equals 80% of the Threshold for Fiscal 2005. The award will increase on a stair step basis until 100% of the Threshold award is earned. For each 1% increase in EBITDA the payout award will increase at a rate equal to 2.5% of the award until the Threshold EBITDA goal is earned for the year. By way of example, if an operation generates EBITDA equal to 90% of the Threshold for Fiscal 2005, then the payouts earned by the participants shall equal 75% of the bonus payable at the Threshold level. The stair step concept only pertains to bonus compensation that is earned


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under the Threshold category of the RONA Program meaning that payments earned under either the Target or Maximum categories are cliffs and not subject to additional payouts until the next level of EBITDA is accomplished.

CALCULATION OF RONA RETURNS

Minimum, target and maximum RONA returns have been established by the Compensation Committee at 16%, 20% and 24%, respectively, for Fiscal 2005. Required returns will be determined by applying the applicable percentage of 16%, 20% or 24% to the Company's enterprise value at the beginning of Fiscal 2005 as determined by the Compensation Committee, plus or minus Changes in Net Assets during Fiscal 2005. For purposes of the calculation, the term "Change in Net Assets" refers to the change measured in the balances of cash, accounts receivable, inventories, prepaid expenses, other current assets, net property, plant and equipment and long term assets (including goodwill and other intangibles) minus the sum of accounts payable, accrued expenses, and other current liabilities.

Following the end of each quarter, the Corporate Accounting Department will provide a summary calculation showing the performance of the Company relative to the established objectives.

AWARD DISTRIBUTIONS

At the end of the fiscal year, the program will be administered and awards determined by the CEO and President subject to the approvals of the Compensation Committee. It is contemplated that payments under the RONA Plan will be distributed in the last payroll of May 2005.

On or about May 15, 2005, the Compensation Committee will review and finalize the RONA Schedule for the previous Fiscal Year. Any recommendations, changes, alterations to Job Categories or Performance Measures to that previous Fiscal Year's RONA Schedule need to be communicated to human resources prior to March 31, 2005. Any requests made after March 31, 2005 will not be accepted or processed for that Fiscal Year RONA Schedule.

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